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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE

Contacts:
Berkshire Partners LLC
Jeanine H. Neumann, (617) 227-0050

Weston Presidio
Michelle Brooks, (617) 988-2500

Amscan Holdings, Inc.
James M. Harrison, (914) 784-4014
Michael A. Correale, (914) 784-4050



BERKSHIRE PARTNERS AND WESTON PRESIDIO COMPLETE RECAPITALIZATION OF AMSCAN HOLDINGS, INC.



     Boston, MA - April 30, 2004 - Berkshire Partners and Weston Presidio along with management today announced the completion of the recapitalization of Amscan Holdings, Inc. The transaction, including equity and debt, totaled approximately $560 million. Goldman, Sachs & Co. and Credit Suisse First Boston led a $175 million subordinated notes offering and Goldman Sachs and JP Morgan led a $255 million senior credit facility for the deal.

Headquartered in Elmsford, New York, Amscan is the leading designer, manufacturer, and distributor of decorative party goods worldwide, and is the world's largest maker of metallic party balloons. Amscan also designs and distributes home, baby, wedding and other gift items. Amscan's products, more than 60% of which are designed and manufactured in-house, are sold to more than 40,000 retail outlets worldwide. At year end, the Company posted sales of approximately $400 million and adjusted EBITDA of $72 million. Amscan was previously controlled by GS Capital Partners II, L.P., and certain other funds managed by or otherwise affiliated with Goldman, Sachs & Co.

     According to CEO Gerald C. Rittenberg, "The recapitalization gives Amscan the continued financial strength and operating flexibility to allow the Company to exploit new growth opportunities. In addition, the commitment by Berkshire Partners and Weston Presidio is an affirmation of their belief in the long-term strength of Amscan, its management and market position."

"Amscan is the leader in the party-goods industry because the Company has consistently created innovative products and delivered outstanding client service," said Robert J. Small, Managing Director at Berkshire Partners. "Amscan's overall excellence and profitable growth history are representative of the type of company Berkshire Partners seeks in its portfolio companies. We consider ourselves extremely fortunate to be their partner and investor."


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Kevin M. Hayes, General Partner of Weston Presidio, added, "Amscan is well-positioned as a leader in a growing and economically resilient industry. Gerry Rittenberg and Jim Harrison have built a market leader responsive to an extremely diverse customer base."

     Goldman, Sachs & Co. advised Amscan on the transaction.

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm's investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services. Berkshire has been an investor in over 75 operating companies with more than $11.0 billion of acquisition value and combined revenues in excess of $14.0 billion. Additional information may be found at www.berkshirepartners.com.

Weston Presidio, founded in 1991, is a private equity firm with over $2.3 billion under management. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America and Europe. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 200 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. For more information, visit www.westonpresidio.com.

Amscan's statements in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.


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